                                                                   EXHIBIT 99(i)
- --------------------------------------------------------------------------------


                     FEDERAL DEPOSIT INSURANCE CORPORATION
                                WASHINGTON, D.C.

                                    FORM F-4

        QUARTERLY REPORT UNDER SECTION 13 OF THE SECURITIES EXCHANGE ACT
                  OF 1934 FOR THE QUARTER ENDED MARCH 31, 1994


                                   METROBANK
                (EXACT NAME OF BANK AS SPECIFIED IN ITS CHARTER)


                                   95-3271474
                       (IRS EMPLOYER IDENTIFICATION NO.)


               10900 WILSHIRE BOULEVARD, LOS ANGELES, CALIFORNIA
                    (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)


                                     90024
                                   (ZIP CODE)


                                 (310) 824-5700
                 (BANK'S TELEPHONE NUMBER INCLUDING AREA CODE)

INDICATE BY CHECK-MARK WHETHER THE BANK (1) HAS FILED ALL REPORTS REQUIRED TO BE FILED BY SECTION 13 OF THE SECURITIES EXCHANGE ACT OF 1934 DURING THE PRECEDING TWELVE MONTHS (OR FOR SUCH SHORTER PERIOD THAT THE BANK WAS REQUIRED TO FILE SUCH REPORTS), AND (2) HAS BEEN SUBJECT TO SUCH FILING REQUIREMENTS FOR THE PAST NINETY DAYS.

                      YES  XX           NO
                          ----              ----

THE NUMBER OF SHARES OF COMMON STOCK OUTSTANDING AS OF MARCH 31, 1994: 4,756,672


- --------------------------------------------------------------------------------

                               TABLE OF CONTENTS



PART I   FINANCIAL INFORMATION

         ITEM 1.  CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                  CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                  MARCH 31, 1994, DECEMBER 31, 1993 AND MARCH 31, 1993

                  CONSOLIDATED STATEMENTS OF EARNINGS
                  THREE MONTHS ENDED MARCH 31, 1994 AND MARCH 31, 1993

                  CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY THREE MONTHS ENDED MARCH 31, 1994 AND MARCH 31, 1993

                  CONSOLIDATED STATEMENTS OF CASH FLOWS
                  THREE MONTHS ENDED MARCH 31, 1994 AND MARCH 31, 1993

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


         ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

METROBANK
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(in thousands, except                                    MARCH 31,                       MARCH 31,
 per share amounts)                                        1994         DECEMBER 31,       1993
                                                        (UNAUDITED)         1993        (UNAUDITED)
ASSETS
- --------------------------------------------------------------------------------------------------
Cash and cash equivalents                               $  92,536       $  56,148        $  63,994
Federal funds sold                                         35,000          70,000           20,000
Investment securities                                     253,436         236,715          240,787
Investment in real estate                                  16,680          16,823           18,918
Loans, net of reserve                                     563,253         553,125          516,737
Accrued interest receivable                                 6,318           5,431            7,314
Other real estate owned, net                                5,495           5,745           10,462
Premises and equipment,  net                                2,691           2,855            2,914
Other assets                                                7,705           9,016            8,692
- --------------------------------------------------------------------------------------------------
Total Assets                                            $ 983,114       $ 955,858        $ 889,818
==================================================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY
- --------------------------------------------------------------------------------------------------
Deposits:
  Time certificates                                     $ 109,021       $ 110,485        $ 183,876
  Other deposits                                          771,148         774,901          631,457
- --------------------------------------------------------------------------------------------------
Total deposits                                            880,169         885,386          815,333
Securities sold under agreement to repurchase
  and federal funds purchased                               1,500           1,100            3,156
Accrued interest payable                                      348             372              656
Funds payable on purchases of securities
  not yet settled                                          30,901              --               --
Other liabilities                                           4,223           5,248           10,043
- --------------------------------------------------------------------------------------------------
  Total liabilities                                       917,141         892,106          829,188

Shareholders' equity:
  Common stock                                             34,333          34,333           34,310
  Guarantee of ESOP loan                                       --            (288)            (288)
  Unrealized gain on securities available for sale            867              --               --
  Retained earnings                                        30,773          29,707           26,608
- --------------------------------------------------------------------------------------------------
    Total shareholders' equity                             65,973          63,752           60,630
- --------------------------------------------------------------------------------------------------
Total Liabilities and Shareholders' Equity              $ 983,114       $ 955,858        $ 889,818
==================================================================================================


Book value per share                                    $   13.87       $   13.40        $   12.75

Standby letters of credit                               $   4,400       $   3,444            2,875

Ratio of average noninterest-bearing deposits
  to average total deposits                                 49.9%           46.4%            41.7%

Ratio of average gross loans to average
  total deposits                                            71.2%           68.1%            72.1%

Ratio of loan loss reserve to gross loans                   2.34%           2.31%            2.14%

Tier 1 leverage ratio                                        7.2%            6.9%             6.9%

Tier 1 capital ratio                                        10.3%           10.0%            10.0%

Risk based capital ratio                                    11.6%           11.2%            11.3%
==================================================================================================

METROBANK
CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)

- ----------------------------------------------------------------------------------------
                                                               Quarter Ended March 31,

(in thousands, except                                          1994              1993
 per share amounts)
- ----------------------------------------------------------------------------------------
Interest income:
  Loans                                                   $    11,486        $    10,960
  U.S. Treasury securities                                      2,651              3,254
  Other securities                                                705              1,126
  Other interest income                                            19                 63
- ----------------------------------------------------------------------------------------
                                                               14,861             15,403
Interest expense:
  Time certificates of deposit                                    907              1,368
  Other deposits                                                1,680              1,642
  Securities sold under agreement to repurchase
    and federal funds purchased                                   303                608
- ----------------------------------------------------------------------------------------
                                                                2,890              3,618
- ----------------------------------------------------------------------------------------
    Net interest income                                        11,971             11,785

Provision for possible loan losses                                415              1,520
- ----------------------------------------------------------------------------------------
    Net interest income after provision for possible
      loan losses                                              11,556             10,265

Noninterest income:
  Service charges on deposit  accounts                            310                374
  Gain on sales of securities                                      --                868
  Other noninterest income                                        808              1,302
- ----------------------------------------------------------------------------------------
                                                                1,118              2,544
Noninterest expense:
  Personnel expense                                             4,115              4,383
  Occupancy, furniture and equipment expense                    1,236              1,241
  Other noninterest expense                                     4,775              5,235
- ----------------------------------------------------------------------------------------
                                                               10,126             10,859
- ----------------------------------------------------------------------------------------
    Earnings before income taxes                                2,548              1,950

Provision for income taxes                                      1,053                805
Income tax credit                                                (285)              (345)
- ----------------------------------------------------------------------------------------
    Net earnings                                          $     1,780        $     1,490
========================================================================================
    Earnings per share                                    $      0.37        $      0.31
    Dividends declared per share                          $      0.15        $      0.15
========================================================================================
Weighted average shares outstanding                         4,756,672          4,754,172
========================================================================================

Net return on average shareholders' equity                      11.0%              10.1%
Net return on average assets                                     0.8%               0.7%
========================================================================================

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY

- -------------------------------------------------------------------------------------------------------------------------------
                                                                 Quarter ended March 31, 1994
                                                                    (dollars in thousands)

                                               Common Stock
                                          ----------------------    Guarantee of       Unrealized        Retained
                                            Shares        Amount     ESOP Loan     gain (net of tax)     Earnings        Total
- -------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1993                4,756,672      $34,333      $(288)             $ --            $29,707        $63,752

  Exercise of stock options                      --           --         --                --                 --             --
  $0.15 per share cash dividend                  --           --         --                --               (714)          (714)
  Reduction in indebtedness for ESOP             --           --        288                --                 --            288
  Unrealized gain on securities                  --           --         --               867                 --            867
  Net earnings                                   --           --         --                --              1,780          1,780
- -------------------------------------------------------------------------------------------------------------------------------
Balance, March 31, 1994                   4,756,672      $34,333      $   0              $867            $30,773        $65,973
===============================================================================================================================


- -------------------------------------------------------------------------------------------------------------------------------
                                                                 Quarter ended March 31, 1993
                                                                    (dollars in thousands)

                                               Common Stock
                                          -----------------------   Guarantee of       Unrealized        Retained
                                            Shares        Amount     ESOP Loan     gain (net of tax)     Earnings        Total
- -------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1992                4,754,172      $34,310      $(863)               $--           $25,832        $59,279

  Exercise of stock options                      --           --         --                 --                --             --
  $0.15 per share cash dividend                  --           --         --                 --              (713)          (713)
  Reduction in indebtedness for ESOP             --           --        575                 --                --            575
  Net earnings                                   --           --         --                 --             1,489          1,489
- -------------------------------------------------------------------------------------------------------------------------------
Balance, March 31, 1993                   4,754,172      $34,310      $(288)               $ 0           $26,608        $60,630
===============================================================================================================================

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

- ---------------------------------------------------------------------------------------------------------
                                                                                 Quarter ended March 31,
                                                                                   1994           1993
                                                                                      (in thousands)
- ---------------------------------------------------------------------------------------------------------
CASH FLOW FROM OPERATING ACTIVITIES:
  Net Income                                                                    $   1,780       $  1,490
- ---------------------------------------------------------------------------------------------------------

Adjustments to reconcile net income to net
 cash provided by (used in) operating activities:
  Net amortization of investment securities                                           727            238
  Depreciation and amortization                                                       225            234
  Provision for possible loan losses                                                  415          1,520
  Provision for real estate investment losses                                          --            197
  Provision for OREO losses                                                           250            336
  (Gain) on sale of securities                                                         --           (868)
  Goodwill amortization                                                                --            429
  Increase (decrease) in taxes payable                                                771            185
  Decrease (increase) in accrued interest receivable                                 (384)        (1,335)
  Decrease (increase) in other assets                                                 (65)         3,838
  Increase (decrease) in accrued interest payable                                     (24)           212
  Increase (decrease) in other liabilities                                           (737)          (270)
- ---------------------------------------------------------------------------------------------------------
    Total adjustments                                                               1,178          4,716
- ---------------------------------------------------------------------------------------------------------
    Net cash provided by (used in) operating activities                             2,958          6,206
- ---------------------------------------------------------------------------------------------------------

CASH FLOW FROM INVESTING ACTIVITIES:
  Purchase of investment securities                                                   (97)       (22,250)
  Proceeds from sales of investment securities                                         --         23,012
  Proceeds from principal payments and maturities of investment securities         14,525          7,993
  Loan fundings, net of principal collected                                       (10,782)           (82)
  Purchase of premises and equipment                                                  (62)           (28)
  Decrease (increase) in real estate investments                                      142            248
  Decrease (increase) in banker's acceptances                                         236           (486)
- ---------------------------------------------------------------------------------------------------------
    Net cash provided by (used in) investing activities                             3,962          8,407
- ---------------------------------------------------------------------------------------------------------

CASH FLOW FROM FINANCING ACTIVITIES:
  Net increase (decrease) in demand deposits, NOW, and savings                     (3,753)       (50,636)
  Net increase (decrease) in certificates of deposit                               (1,465)        64,105
  Increase (decrease) in repurchase agreements and federal funds purchased            400        (29,539)
  Dividends paid                                                                     (714)          (713)
- ---------------------------------------------------------------------------------------------------------
    Net cash provided by (used in) financing activities                            (5,532)       (16,783)
- ---------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents                                1,388         (2,170)
- ---------------------------------------------------------------------------------------------------------

CASH AND CASH EQUIVALENTS, BEGINNING OF THE YEAR                                  126,148         86,164
- ---------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS, END OF FIRST QUARTER                                 $ 127,536       $ 83,994
- ---------------------------------------------------------------------------------------------------------

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
- ---------------------------------------------------------------------------------------------------------
  Cash paid during the first three months for:
    Interest                                                                    $   2,914       $  3,437
    Income taxes                                                                       --            275
- ---------------------------------------------------------------------------------------------------------

SUPPLEMENTAL DISCLOSURE OF NONCASH AND FINANCING ACTIVITIES:
- ---------------------------------------------------------------------------------------------------------
  Guarantee of ESOP loan                                                        $    (288)      $   (575)

=========================================================================================================

The accompanying notes are an integral part of these statements.

                         NOTES TO FINANCIAL STATEMENTS

Note 1.  Basis of Presentation

         The accompanying consolidated statements of the financial condition of Metrobank at March 31, 1994 and 1993, and the consolidated statements of earnings, consolidated statements of changes in shareholders' equity and consolidated statements of cash flows for the periods presented, have been prepared by the Bank without audit. In the opinion of Management, all adjustments necessary to present fairly the financial position, results of operations and statements of cash flows at March 31, 1994 and 1993 and for all periods presented have been made. Management has elected to omit substantially all of the disclosures required by generally accepted accounting principles, and, accordingly, these financial statements do not purport to present the Bank's financial position in accordance with generally accepted accounting principles.

         These financial statements should be read in conjunction with the consolidated financial statements contained in the Bank's Annual Report (Form F-2).

         The Bank adopted the Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities" on January 1, 1994. SFAS No. 115 requires that an entity classify and account for its investments in equity securities that have readily determinable fair values and for all of its investments in debt securities as either trading, available for sale, or held to maturity, and report these investments at fair value or amortized cost as stipulated by SFAS No. 115. Investments and debt securities shall be classified as held to maturity and recorded at amortized cost only if the Bank has a positive intent and ability to hold those securities to maturity. Securities that are bought and held principally for the purpose of selling them in the near term (thus held for only a short period of time) shall be classified as trading securities. Securities classified as trading shall be carried at fair value, with any unrealized gains or losses, net of tax, reflected in current earnings. At this time, the Bank does not have a trading portfolio. Investments not classified as either held to maturity or trading securities shall be classified as available for sale securities. Securities classified as available for sale shall be carried at fair value with any unrealized gains or losses, net of tax, reflected as an addition or reduction to a separate component of shareholders' equity, as appropriate. However, unrealized gains are not currently included as capital for regulatory purposes.


Note 2.  Earnings Per Share

         Earnings per share is computed on the basis of the weighted average number of shares outstanding for each period (4,756,672 and 4,754,172 for the three months ended March 31, 1994 and 1993, respectively).


Note 3.  Letters of Credit

         The Bank had outstanding letters of credit of $11.0 million as of March 31, 1994, $8.9 million as of December 31, 1993, and $9.3 million as of March 31, 1993.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS



Introduction

Management's discussion and analysis of financial condition and results of operations is designed to provide a better understanding of significant trends relating to the Bank's financial condition, results of operations, capital resources and liquidity. Management's discussion and analysis of its financial condition and results of operations, which follows, should be read in conjunction with the consolidated financial statements and related notes to the financial statements of the Bank that appear elsewhere in this report.


Net Earnings

For the three month period ending March 31, 1994, the Bank reported net earnings of $1.8 million, or $0.37 per share, compared to $1.5 million, or $0.31 per share for the same period in the prior year.


Net Interest Income

The Bank's operating results depend primarily on the level of net interest income (the difference between the interest earned on loans and investments less interest expense on deposits and other liabilities). A primary factor affecting the level of net interest income is the Bank's interest rate margin between the yield on interest-earning assets and the rate paid on interest-bearing liabilities.

The Bank's net interest income before provision for possible loan losses was $12.0 million for the quarter ended March 31, 1994 as compared to $11.8 million for the quarter ended March 31, 1993. Total interest income decreased by approximately $540,000 for the quarter ended March 31, 1994 compared to the quarter ended March 31, 1993. The quarterly average rate for loans and investment securities was 7.49% for the quarter ended March 31, 1994 compared to 8.01% for the quarter ended March 31, 1993. This decrease in interest rates resulted in a decrease in interest income of approximately $1.1 million. This decrease in total interest income associated with a decline in interest rates was offset partially by an increase in average earning asset balances.

Total interest expense decreased by approximately $730,000 for the quarter ended March 31, 1994 compared to the quarter ended March 31, 1993. This decrease in interest expense can be attributed to a reduction in the Bank's interest-bearing funds which resulted in an interest expense decrease of $627,000 when compared to the prior year. In addition, an overall decline in interest rates further reduced interest expense by approximately $101,000.

The table below details the changes in interest income and interest expense by component, and the amount of change attributable to variations in interest rates and average balances:

                                          Quarter ended March 31, 1994           Quarter ended March 31, 1993
                                         over Qtr. ended March 31, 1993         Over Qtr. ended March 31, 1992
                                         ------------------------------         ------------------------------

                                           Total                                  Total
                                        Increase            Change Due To:     Increase           Change Due To:
In thousands                           (Decrease)        Rate       Volume    (Decrease)       Rate       Volume
                                       ----------    --------      -------    ----------    -------      -------
INTEREST INCOME:
Other interest income                   $   (44)     $   (19)      $  (25)      $   57      $     1       $   56
Investment securities                    (1,024)        (879)        (145)         (62)        (499)         437
Loans and bankers' acceptances              526         (231)         757          275         (557)         832
                                        -------      -------       ------       ------      -------       ------
     Total interest income              $  (542)     $(1,129)      $  587       $  270      $(1,055)      $1,325
                                        -------      -------       ------       ------      -------       ------

INTEREST EXPENSE:
NOW and money market deposits               101          (70)         171         (358)        (624)         266
Savings deposits                            (63)         (23)         (40)         (36)         (45)           9
Time deposits                              (461)         (26)        (435)        (640)        (430)        (210)
Funds purchased and securities sold
   under agreement to repurchase           (305)          18         (323)          21         (136)         157
Other interest expense                       --           --           --           38            0           38
                                        -------      -------       ------       ------      -------       ------
      Total interest expense            $  (728)     $  (101)      $ (627)      $ (975)     $(1,235)      $  260
                                        -------      -------       ------       ------      -------       ------
Net interest income                     $   186      $(1,028)      $1,214       $1,245      $   180       $1,065
                                        =======      =======       ======       ======      =======       ======


Provision for Possible Loan Losses

The Bank maintains an allowance for loan losses at a level which management deems adequate to offset potential losses. Loans deemed to be uncollectible are charged to this allowance; subsequent recoveries, if any, are credited back to the allowance. Additions to the allowance are made on a regular basis through charges to operations and are reflected in the Bank's statement of earnings as a provision for possible loan losses. The balance of the allowance for possible loan losses reflects the amount which, in management's judgement, is adequate to provide for potential loan losses after weighing the mix of the loan portfolio, current economic conditions, past loan loss experience and other factors relevant to estimating loan losses.

In evaluating the adequacy of the allowance for possible loan losses, management also reviews the balance of the allowance as a percentage of loans outstanding less loans considered secured; such security generally is composed of cash and first trust deeds on real property. The existence of collateral does not, however, eliminate all credit risk as property acquired through foreclosure ("OREO") may not be sold for an amount sufficient to offset the entire amount of the loan and costs associated with foreclosure. Although management believes that the allowance for possible loan losses is adequate, future provisions will be subject to continuing evaluation of risks inherent in the loan portfolio.

The provision for possible loan losses of $400,000 decreased $1.1 million when compared to the same quarter in prior year and is reflective of Management's intention to maintain reserves for possible loan losses at a level sufficient to provide for its loss expectations. The Bank's ratio of loan loss reserve to total loans was 2.34% and 2.14% as of March 31, 1994 and March 31, 1993, respectively.

Loan charge-offs (net of recoveries) for the three months ended March 31, 1994 totalled approximately $53,000 or 0.04% of average total loans. This compares to net charge-offs of $325,000 or 0.25% for the three months ended March 31, 1993.

The ability of the Bank's borrowers to repay their loans is dependent, to a large extent, on the overall economic climate as well as real estate values in Southern California. As of December 31, 1993, the Bank had approximately $12.3 million in non-performing assets which consisted primarily of $5.7 million in other real estate owned, $5.5 million of non-accrual loans and $1.1 million in loans which were over ninety days delinquent with respect to either principal or interest. As of March 31, 1994, the Bank had approximately $15.1 million in non-performing assets of which $5.5 million consisted of other real estate owned, $7.7 million of non-accrual loans and $1.9 million in loans which were over ninety days delinquent with respect to either principal or interest.
Total non-performing assets expressed as a percentage of total assets as of December 31, 1993 and March 31, 1994 were approximately 1.3% and 1.5%, respectively.


Non-Interest Income

Non-interest income totalled $1.1 million for the quarter ended March 31, 1994 compared to $2.5 million for the quarter ended March 31, 1993. Of this decrease, approximately $900,000 is attributable to a gain recognized on the sale of treasury securities in the first quarter of 1993. Other non-interest income decreased by approximately $500,000 for the quarter ended March 31, 1994 compared to the quarter ended March 31, 1993 and was primarily caused by the sale of the Bank's insurance subsidiary during 1993.


Non-Interest Expense

Non-interest expense totalled $10.1 million for the first quarter of 1994 as compared to $10.9 million for the first quarter of 1993. Personnel expense decreased by approximately $300,000 for the quarter ended March 31, 1994 compared to the quarter ended March 31, 1993, mainly due to a $290,000 decrease in principal payments on the ESOP loan in the first quarter of 1994. Additionally, goodwill of $430,000 relating to the Bank's insurance division was written off in the first quarter of 1993. Other non-interest expenses increased by approximately $200,000 during the first quarter of 1994.


Income Taxes

The Bank's effective tax rate for the three months ended March 31, 1994 was approximately 30.1%, compared to 23.6% for the three months ended March 31, 1993. This increase in the effective tax rate from the prior year is due to a decrease in the tax credits utilized in 1994 as the Bank exhausted its tax credit carry back ability in 1993. The Bank's effective tax rate is less than the statutory rate as a result of the utilization of the aforementioned income tax credits generated by its low income housing project. The utilization of these credits, however, is subject to certain alternative minimum tax limitations. During the first quarter of 1994, the

Bank generated pre-tax income which allowed the Bank to utilize approximately $285,000 in tax credits.


Capital Resources

As of March 31, 1994, the Bank's shareholders' equity totalled $66.0 million, an increase of approximately $5.4 million from March 31, 1993. This increase in equity was caused by the $288,000 pay-off on a loan made for the benefit of the Employee Stock Ownership Trust (ESOT), net income of $6.3 million for the twelve months ended March 31, 1994, and a $867,000 after-tax unrealized gain on investment securities classified as available for sale, offset by the declaration of cash dividends totalling $2.1 million during the past twelve months. As of March 31, 1994, the Bank's risk based and tier-1 capital ratios were 11.6% and 10.3%, respectively. Both ratios exceed the December 31, 1992 regulatory requirement of 8.0% and 4.0%, respectively. Additionally, as a result of the Bank entering into a "Memorandum of Understanding" with the Federal Deposit Insurance Corporation, the Bank must maintain a tier-1 leverage capital ratio of at least 6.5 percent and seek FDIC approval in connection with the declaration of dividends. The Bank's tier-1 leverage capital ratios as of March 31, 1994 and March 31, 1993 were 7.2% and 6.9%, respectively and has received approval to pay dividends for the past four quarters.


Investments and Liquidity

Beginning January 1, 1994, Metrobank was required to abide by the requirements of Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities." This statement requires that institutions classify investment securities as either held to maturity, available for sale, or trading. Investments classified as held to maturity will be carried at amortized cost. Investments classified as available for sale must be marked to market with unrealized gains or losses, net of the taxes, included in equity. Trading securities must also be marked to market, however, unrealized gains or losses must be reflected in current earnings.

During the second quarter of 1993, prior to the adoption of SFAS No. 115, Metrobank had classified its investment securities as either held to maturity or held for sale. The Bank does not anticipate holding any securities in a trading account. As of March 31, 1994, the Bank had approximately $253 million in investment securities, consisting of $211 million in treasury securities, $39 million in mortgage-backed securities and $3 million in FHLB stock. $83 million of the treasury securities and the FHLB stock have been classified as available for sale, while the remainder of the treasury securities, as well as the mortgage-backed securities have been classified as held to maturity. As of March 31, 1994, the Bank had a $1.5 million pre-tax unrealized gain in the available for sale portion of the treasury securities portfolio, and a $833,000 pre-tax unrealized loss in the held to maturity portion of the portfolio.

The liquidity levels of the Bank are managed by its Asset/Liability Management Committee. This committee is charged with the responsibility of insuring that reserve balances are maintained and to ensure that the Bank obtains funds necessary to meet existing deposit outflow requirements as well as asset growth. The Bank's primary source of funds is derived from principal and interest payments on loans, principal and interest payments on its investment portfolio, generation of non-interest-bearing and interest-bearing deposits, and, to a lesser extent, borrowings, effected primarily through short-term repurchase agreements and the use of the Bank's federal fund borrowing arrangements.

Inasmuch as a significant portion of the Bank's deposit base is concentrated in demand deposits, which are more volatile than time interest bearing deposits, the Asset/Liability Committee operates a Money Desk as a means of supplementing funding activities. Additionally, the Bank has established unsecured credit facilities of approximately $91 million, or 10.3% of total deposits, and secured credit facilities of $136 million, or 15.5% of total deposits. The combination of these facilities provides the Bank with a secondary source of liquidity of approximately $227 million or 25.8% of total deposits.

Additionally, as part of the Memorandum of Understanding, the Bank is required to maintain a volatile liability dependency ratio not to exceed 15%. This ratio measures the relationship of volatile deposits, primarily brokered deposits, money desk deposits, time certificates of deposit in excess of $100,000 and borrowings, in relation to adjusted net earning assets. One factor which improves this ratio is the relationship of investment securities which mature within one year of the reporting date which has caused the Bank to deposit in its portfolio in shorter term securities. As of March 31, 1994, Metrobank's volatile liability dependency ratio was 3.6%.

                                   SIGNATURES


Pursuant to the requirements of Section 13 of the Securities and Exchange Act of 1934, the Bank has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.


Dated: May 4, 1994                    Metrobank
                               ------------------------
                               (Bank)



                           By: /s/ David P. Malone
                               ------------------------
                               David P. Malone
                               Executive Vice President
                               Chief Financial Officer


Pursuant to the requirements of the Securities Exchange Act of 1934, this Report has been signed below by the following persons on behalf of the Bank in the capacities indicated on the date set forth above.


           Signature


/s/ Christopher T. Ishikawa
- -------------------------------
Christopher T. Ishikawa
First Vice President/Controller
(Principal Accounting Officer)

- -------------------------------------------------------------------------------


                    FEDERAL DEPOSIT INSURANCE CORPORATION
                               WASHINGTON, D.C.

                                   FORM F-4

       QUARTERLY REPORT UNDER SECTION 13 OF THE SECURITIES EXCHANGE ACT
                 OF 1934 FOR THE QUARTER ENDED JUNE 30, 1994


                                  METROBANK
               (EXACT NAME OF BANK AS SPECIFIED IN ITS CHARTER)


                                  95-3271474
                      (IRS EMPLOYER IDENTIFICATION NO.)


              10900 WILSHIRE BOULEVARD, LOS ANGELES, CALIFORNIA
                   (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)


                                    90024
                                  (ZIP CODE)


                                (310) 824-5700
                (BANK'S TELEPHONE NUMBER INCLUDING AREA CODE)

INDICATE BY CHECK-MARK WHETHER THE BANK (1) HAS FILED ALL REPORTS REQUIRED TO BE FILED BY SECTION 13 OF THE SECURITIES EXCHANGE ACT OF 1934 DURING THE PRECEDING TWELVE MONTHS (OR FOR SUCH SHORTER PERIODS THAT THE BANK WAS REQUIRED TO FILE SUCH REPORTS), AND (2) HAS BEEN SUBJECT TO SUCH FILING REQUIREMENTS FOR THE PAST NINETY DAYS.

                      YES     XX            NO
                          ----------           ----------


THE NUMBER OF SHARES OF COMMON STOCK OUTSTANDING AS OF JUNE 30, 1994:  4,796,097


- -------------------------------------------------------------------------------

                               TABLE OF CONTENTS



PART I   FINANCIAL INFORMATION

         ITEM 1.  CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                  CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                  JUNE 30, 1994, DECEMBER 31, 1993 AND JUNE 30, 1993

                  CONSOLIDATED STATEMENTS OF EARNINGS
                  THREE MONTHS AND SIX MONTHS ENDED JUNE 30, 1994 AND JUNE 30, 1993

                  CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY SIX MONTHS ENDED JUNE 30, 1994 AND JUNE 30, 1993

                  CONSOLIDATED STATEMENTS OF CASH FLOWS
                  THREE MONTHS ENDED JUNE 30, 1994 AND JUNE 30, 1993 SIX MONTHS ENDED JUNE 30, 1994 AND JUNE 30, 1993

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


         ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

METROBANK
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

 ($ in thousands, except                               JUNE 30,                        JUNE 30,
 per share amounts)                                        1994       DECEMBER 31,        1993
                                                       (UNAUDITED)        1993        (UNAUDITED)
ASSETS
- -------------------------------------------------------------------------------------------------
Cash and cash equivalents                                $105,631       $ 56,148         $ 97,782
Federal funds sold                                         30,000         70,000           45,000
Investment securities                                     238,448        236,715          232,508
Loans, net of reserve                                     583,095        553,125          527,950
Investment in real estate                                  16,538         16,823           18,767
Accrued interest receivable                                 5,588          5,431            5,371
Other real estate owned, net                                5,145          5,745           11,709
Premises and equipment,  net                                2,695          2,855            2,863
Other assets                                                9,808          9,016            9,139
- -------------------------------------------------------------------------------------------------
Total Assets                                             $996,948       $955,858         $951,089
=================================================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY
- -------------------------------------------------------------------------------------------------
Deposits:
 Time certificates                                       $128,351       $110,485         $142,305
 Other deposits                                           781,442        774,901          736,557
- -------------------------------------------------------------------------------------------------
Total deposits                                            909,793        885,386          878,862
Securities sold under agreement to repurchase
  and federal funds purchased                              13,830          1,100            1,000
Accrued interest payable                                      380            372              614
Other liabilities                                           6,245          5,248            9,574
- -------------------------------------------------------------------------------------------------
  Total liabilities                                       930,248        892,106          890,050

Shareholders' equity:
  Common stock                                             34,717         34,333           34,332
  Guarantee of ESOP loan                                       --           (288)            (288)
  Unrealized gain on securities available for sale            226             --               --
  Retained earnings                                        31,757         29,707           26,995
- -------------------------------------------------------------------------------------------------
    Total shareholders' equity                             66,700         63,752           61,039
- -------------------------------------------------------------------------------------------------
Total Liabilities and Shareholders' Equity               $996,948       $955,858         $951,089
=================================================================================================


Book value per share                                       $13.91         $13.40           $12.83

Standby letters of credit                                  $5,137         $3,444            3,234

Ratio of average noninterest-bearing deposits
  to average total deposits                                 51.3%          46.4%            44.9%

Ratio of average gross loans to average
  total deposits                                            70.1%          68.1%            67.2%

Ratio of loan loss reserve to gross loans                   2.28%          2.31%            2.24%

Tier 1 leverage ratio                                        7.0%           6.9%             6.9%

Tier 1 capital ratio                                         9.9%          10.0%             9.4%

Risk based capital ratio                                    11.2%          11.2%            10.7%
=================================================================================================

The accompanying notes are an integral part of these consolidated statements.

METROBANK
CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)

- --------------------------------------------------------------------------------------------------------------------
                                                           Three months ended June 30,     Six months ended June 30,

 ($ in thousands, except                                       1994          1993              1994         1993
 per share amounts)
- --------------------------------------------------------------------------------------------------------------------
Interest income:
  Loans                                                       $12,565       $11,027           $24,051       $21,986
  U.S. Treasury securities                                      2,942         3,130             5,593         6,384
  Other securities                                                681         1,079             1,386         2,205
  Other interest income                                            36            25                55            88
- -------------------------------------------------------------------------------------------------------------------
                                                               16,224        15,261            31,085        30,663
Interest expense:
  Time certificates of deposit                                  1,081         1,493             1,988         2,862
  Other deposits                                                1,763         1,595             3,443         3,237
  Securities sold under agreement to repurchase
    and federal funds purchased                                   396           116               699           723
- -------------------------------------------------------------------------------------------------------------------
                                                                3,240         3,204             6,130         6,822
- -------------------------------------------------------------------------------------------------------------------
    Net interest income                                        12,984        12,057            24,955        23,841

Provision for possible loan losses                              1,000         3,915             1,415         5,435
- -------------------------------------------------------------------------------------------------------------------
    Net interest income after provision for possible
      loan losses                                              11,984         8,142            23,540        18,406

Noninterest income:
  Service charges on deposit accounts                             287           334               597           708
  Gain on sales of securities                                      --           965                --         1,833
  Other noninterest income                                        830         1,350             1,638         2,652
- -------------------------------------------------------------------------------------------------------------------
                                                                1,117         2,649             2,235         5,193
Noninterest expense:
  Personnel expense                                             3,985         3,715             8,100         8,098
  Occupancy, furniture and equipment expense                    1,267         1,283             2,503         2,524
  Other noninterest expense                                     5,488         4,319            10,263         9,554
- -------------------------------------------------------------------------------------------------------------------
                                                               10,740         9,317            20,866        20,176
- -------------------------------------------------------------------------------------------------------------------
    Earnings before income taxes                                2,361         1,474             4,909         3,423

Provision for income taxes                                        976           609             2,029         1,413
Income tax credit                                                (315)         (235)             (600)         (580)
- -------------------------------------------------------------------------------------------------------------------
    Net earnings                                              $ 1,700       $ 1,100           $ 3,480       $ 2,590
===================================================================================================================
    Earnings per share                                          $0.34         $0.23             $0.70         $0.54
    Dividends declared per share                                $0.15         $0.15             $0.30         $0.30
===================================================================================================================
Weighted average shares outstanding                         5,057,841     4,755,765         4,982,683     4,754,973
===================================================================================================================

Net return on average shareholders' equity                      10.3%          7.2%             10.6%          8.6%
Net return on average assets                                     0.7%          0.5%              0.8%          0.6%
===================================================================================================================

The accompanying notes are an integral part of these consolidated statements.

METROBANK
CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY  (UNAUDITED)

- -------------------------------------------------------------------------------------------------------------------------
                                                        Six months ended June 30, 1994
                                                                ($ in thousands)

                                               Common Stock
                                          --------------------   Guarantee of       Unrealized       Retained
                                           Shares      Amount      ESOP Loan     gain (net of tax)   Earnings      Total
- -------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1993                4,756,672    $34,333      $(288)             $ --          $29,707      $63,752

  Exercise of stock options                  39,425        384         --                --               --         384
  $0.30 per share cash dividend                  --         --         --                --           (1,430)      (1,430)
  Reduction in indebtedness for ESOP             --         --        288                --               --          288
  Unrealized gain on securities                  --         --         --               226               --          226
  Net earnings                                   --         --         --                --            3,480        3,480
- -------------------------------------------------------------------------------------------------------------------------
Balance, June 30, 1994                    4,796,097    $34,717      $   0              $226          $31,757      $66,700
=========================================================================================================================


- -------------------------------------------------------------------------------------------------------------------------
                                                        Six months ended June 30, 1993
                                                                ($ in thousands)

                                              Common Stock
                                          --------------------   Guarantee of        Unrealized      Retained
                                           Shares      Amount      ESOP Loan     gain (net of tax)   Earnings     Total
- -------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1992                4,754,172   $34,310       $(863)              $--          $25,832      $59,279

  Exercise of stock options                   2,500        22          --                --               --           22
  $0.30 per share cash dividend                  --        --          --                --           (1,427)      (1,427)
  Reduction in indebtedness for ESOP             --        --         575                --               --          575
  Net earnings                                   --        --          --                --            2,590        2,590
- -------------------------------------------------------------------------------------------------------------------------
Balance, June 30, 1993                    4,756,672   $34,332       $(288)              $ 0          $26,995      $61,039
=========================================================================================================================

The accompanying notes are an integral part of these consolidated statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

- -----------------------------------------------------------------------------------------------------------
                                                                                Three months ended June 30,
                                                                                      1994             1993
                                                                                        ($ in thousands)
- -----------------------------------------------------------------------------------------------------------
CASH FLOW FROM OPERATING ACTIVITIES:
  Net Income                                                                     $   1,700        $   1,100
- -----------------------------------------------------------------------------------------------------------

Adjustments to reconcile net income to net
    cash provided by (used in)  operating activities:
  Net amortization of investment securities                                            671              289
  Depreciation and amortization                                                        228              247
  Provision for possible loan losses                                                 1,000            3,915
  Provision for real estate investment losses                                           --               --
  Provision for other real estate owned and insubstance foreclosure                    350              286
  (Gain) on other real estate owned and insubstance foreclosures                        --             (275)
  (Gain) on sale of securities                                                          --             (965)
  Goodwill amortization                                                                 --               --
  Increase (decrease) in taxes payable                                              (1,204)            (818)
  Decrease (increase) in accrued interest receivable                                   226            1,942
  Decrease (increase) in other assets                                                 (447)             333
  Increase (decrease) in accrued interest payable                                       32              (42)
  Increase (decrease) in other liabilities                                           2,021             (430)
- -----------------------------------------------------------------------------------------------------------
    Total adjustments                                                                2,877            4,482
- -----------------------------------------------------------------------------------------------------------
    Net cash provided by (used in) operating activities                              4,577            5,582
- -----------------------------------------------------------------------------------------------------------

CASH FLOW FROM INVESTING ACTIVITIES:
  Purchase of investment securities                                                (30,427)         (50,464)
  Proceeds from sales of investment securities                                          --           44,221
  Proceed from principal payments and maturities on investment securities           13,254           15,125
  Loan fundings, net of principal collected                                        (19,559)         (15,966)
  Purchase of premises and equipment                                                  (232)            (196)
  Decrease (increase) in real estate investments                                       143              151
  Decrease (increase) in banker's acceptances                                       (1,283)            (346)
- -----------------------------------------------------------------------------------------------------------
    Net cash provided by (used in) investing activities                            (38,104)          (7,475)
- -----------------------------------------------------------------------------------------------------------

CASH FLOW FROM FINANCING ACTIVITIES:
  Net increase (decrease) in demand deposits, NOW, and savings                      10,294          105,100
  Net increase (decrease) in certificates of deposit                                19,330          (41,571)
  Increase (decrease) in repurchase agreements and federal funds purchased          12,330           (2,156)
  Dividends paid                                                                      (716)            (713)
  Stock options exercised                                                              384               21
- -----------------------------------------------------------------------------------------------------------
    Net cash provided by (used in) financing activities                             41,622           60,681
- -----------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents                                 8,095           58,788
- -----------------------------------------------------------------------------------------------------------

CASH AND CASH EQUIVALENTS, BEGINNING OF SECOND QUARTER                             127,536           83,994
- -----------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS, END OF SECOND QUARTER                                 $ 135,631        $ 142,782
- -----------------------------------------------------------------------------------------------------------

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
- -----------------------------------------------------------------------------------------------------------
  Cash paid during the second quarter for:
    Interest                                                                     $   3,208        $   3,284
    Income taxes                                                                     1,865            1,180
- -----------------------------------------------------------------------------------------------------------

SUPPLEMENTAL DISCLOSURE OF NONCASH AND FINANCING ACTIVITIES:
- -----------------------------------------------------------------------------------------------------------
  Guarantee of ESOP loan                                                         $      --        $      --
  Foreclosed real estate loans                                                          --            2,632
===========================================================================================================

The accompanying notes are an integral part of these consolidated statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

- -----------------------------------------------------------------------------------------------------------
                                                                                  Six months ended June 30,
                                                                                      1994             1993
                                                                                        ($ in thousands)
- -----------------------------------------------------------------------------------------------------------
CASH FLOW FROM OPERATING ACTIVITIES:
  Net Income                                                                     $   3,480        $   2,590
- -----------------------------------------------------------------------------------------------------------

Adjustments to reconcile net income to net
    cash provided by (used in) operating activities:
  Net amortization of investment securities                                          1,398              527
  Depreciation and amortization                                                        453              481
  Provision for possible loan losses                                                 1,415            5,435
  Provision for real estate investment losses                                           --              197
  Provision for other real estate owned and insubstance foreclosures                   600              622
  (Gain) on other real estate owned and insubstance foreclosure                         --             (275)
  Gain on sale of securities                                                            --           (1,833)
  Goodwill amortization                                                                 --              429
  Increase (decrease) in taxes payable                                                (433)            (633)
  Decrease (increase) in accrued interest receivable                                  (158)             607
  Decrease (increase) in other assets                                                 (512)           4,171
  Increase (decrease) in accrued interest payable                                        8              170
  Increase (decrease) in other liabilities                                           1,284             (700)
- -----------------------------------------------------------------------------------------------------------
    Total adjustments                                                                4,055            9,198
- -----------------------------------------------------------------------------------------------------------
    Net cash provided by (used in) operating activities                              7,535           11,788
- -----------------------------------------------------------------------------------------------------------

CASH FLOW FROM INVESTING ACTIVITIES:
  Purchase of investment securities                                                (30,524)         (72,714)
  Proceeds from sales of investment securities                                          --           67,233
  Proceeds from principal payments and maturities of investment securities          27,779           23,118
  Loan fundings, net of principal collected                                        (30,341)         (16,048)
  Purchase of premises and equipment                                                  (294)            (224)
  Decrease (increase) in real estate investments                                       285              399
  Decrease (increase) in banker's acceptances                                       (1,047)            (832)
- -----------------------------------------------------------------------------------------------------------
    Net cash provided by (used in) investing activities                            (34,142)             932
- -----------------------------------------------------------------------------------------------------------

CASH FLOW FROM FINANCING ACTIVITIES:
  Net increase (decrease) in demand deposits, NOW, and savings                       6,541           54,464
  Net increase (decrease) in certificates of deposit                                17,865           22,534
  Increase (decrease) in repurchase agreements and federal funds purchased          12,730          (31,695)
  Dividends paid                                                                    (1,430)          (1,426)
  Stock options exercised                                                              384               21
- -----------------------------------------------------------------------------------------------------------
    Net cash provided by (used in) financing activities                             36,090           43,898
- -----------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents                                 9,483           56,618
- -----------------------------------------------------------------------------------------------------------

CASH AND CASH EQUIVALENTS, BEGINNING OF THE YEAR                                   126,148           86,164
- -----------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS, END OF SECOND QUARTER                                 $ 135,631        $ 142,782
- -----------------------------------------------------------------------------------------------------------

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
- -----------------------------------------------------------------------------------------------------------
  Cash paid during the first six months for:
    Interest                                                                     $   6,122        $   6,721
    Income taxes                                                                     1,865            1,455
- -----------------------------------------------------------------------------------------------------------

SUPPLEMENTAL DISCLOSURE OF NONCASH AND FINANCING ACTIVITIES:
- -----------------------------------------------------------------------------------------------------------
  Guarantee of ESOP loan                                                         $    (288)       $    (575)
  Foreclosed real estate loans                                                          --            2,632

===========================================================================================================

The accompanying notes are an integral part of these statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 1.  Basis of Presentation

         The accompanying consolidated statements of the financial condition of Metrobank at June 30, 1994 and 1993, and the consolidated statements of earnings, consolidated statements of changes in shareholders' equity and consolidated statements of cash flows for the periods presented, have been prepared by the Bank without audit. In the opinion of Management, all adjustments necessary to present fairly the financial position, results of operations and statements of cash flows at June 30, 1994 and 1993 and for all periods presented have been made. Management has elected to omit substantially all of the disclosures required by generally accepted accounting principles, and, accordingly, these financial statements do not purport to present the Bank's financial position in accordance with generally accepted accounting principles.

         These financial statements should be read in conjunction with the consolidated financial statements contained in the Bank's Annual Report (Form F-2).


         Investments


         Investment securities are stated at cost, with any discount or premium accreted or amortized to maturity using the effective interest method. Adjustments to the lower of cost or market value are made if Management does not intend to or is financially unable to hold the security to maturity, or if a decline in value indicates a possible impairment of the ability to recover principal. Realized gains and losses are determined on a specific identification basis.

         The Bank adopted the Statement of Financial Accounting Standards
         (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities" on January 1, 1994. SFAS No. 115 requires that an entity classify and account for its investments in equity securities that have readily determinable fair values and for all of its investments in debt securities as either trading, available for sale, or held to maturity, and report these investments at fair value or amortized cost as stipulated by SFAS No. 115. Investments in debt securities shall be classified as held to maturity and recorded at amortized cost only if the Bank has a positive intent and ability to hold those securities to maturity. Securities that are bought and held principally for the purpose of selling them in the near term (thus held for only a short period of time) shall be classified as trading securities. Securities classified as trading shall be carried at fair value with any unrealized gains or losses, net of tax, reflected in current earnings. At this time, the Bank does not have a trading portfolio. Investments not classified as either held to maturity or trading shall be classified as available for sale securities. Securities classified as available for sale shall be carried at fair value with any unrealized gains or losses, net of tax, reflected as an addition or reduction of shareholders' equity.

Note 2.  Earnings Per Share

         Earnings per share is computed on the basis of the weighted average number of common shares and common share equivalents outstanding for each period (5,057,841 and 4,755,765 for the three months ended June 30, 1994 and 1993, and 4,982,683 and 4,754,973 for the six months ended June 30, 1994 and 1993).

         Common share equivalents include the number of shares issuable upon the exercise of stock options less the number of shares that could have been purchased with the proceeds from the exercise of the options based upon the higher of the average price of common shares during the period or the price at the balance sheet date.


Note 3.  Letters of Credit

         The Bank had letters of credit outstanding of $12.4 million as of June 30, 1994, $8.9 million as of December 31, 1993, and $9.2 million as of June 30, 1993.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS



Introduction

Management's discussion and analysis of financial condition and results of operations is designed to provide a better understanding of significant trends relating to the Bank's financial condition, results of operations, capital resources and liquidity. Management's discussion and analysis of its financial condition and results of operations should be read in conjunction with the consolidated financial statements and related notes to the financial statements of the Bank that appear elsewhere in this report.


Net Earnings

For the three and six months ended June 30, 1994 the Bank reported net earnings of $1.7 million and $3.5 million, or $.34 and $.70 per share, compared to $1.1 million and $2.6 million, or $0.23 and $0.54 per share for the same periods in the prior year.


Net Interest Income

The Bank's operating results depend primarily on the level of net interest income (the difference between the interest earned on loans and investments less interest expense on deposits and other borrowings). A primary factor affecting the level of net interest income is the Bank's interest rate margin between the yield earned on interest-earning assets and the rate paid on interest-bearing liabilities.

The Bank's net interest income before provision for possible loan losses was $13.0 million for the quarter ended June 30, 1994 as compared to $12.1 million for the quarter ended June 30, 1993. A majority of this increase in net interest income was caused by an increase in interest income.

Interest and fee income was $16.2 million for the second quarter of 1994 compared to $15.3 million for the second quarter of 1993. Total interest income increased by approximately $900,000 for the quarter ended June 30, 1994, as compared to the quarter ended June 30, 1993. Average earning assets for the quarter ended June 30, 1994 was $841.5 million, as compared to $776.9 million in the prior year. This increase in earning assets resulted in an increase in interest income of approximately $1.3 million. This increase in interest income was partially offset by a decrease in interest rates.

Total loan interest and fee income for the second quarter of 1994 was $12.5 million, compared to $11.0 million for the second quarter of 1993. This increase of approximately $1.5 million resulted from an increase in average loans of $50.4 million over the prior year, which increased interest income by approximately $1.1 million. The average rate on loans for the quarter ended June 30, 1994 was 8.59%, a .34% increase from 8.24% for the prior year. This increase resulted in an additional $460,000 in interest income.

Interest on investment securities was $3.6 million for the second quarter of 1994, compared to $4.2 million in the prior year. The average investment securities yield was 5.79%, compared to 7.12% in 1993. This decrease of 1.33% in the yield on investment securities is primarily attributable to the reinvestment of investment proceeds into comparable securities in a lower rate environment, which resulted in a decrease of $786,000 in interest income. This was offset by a $13.9 million increase in average investment securities to $250.9 million, which increased interest income by approximately $200,000.

Total interest expense was $3.2 million for the quarter ended June 30, 1994, an amount which was the same as compared to the prior year. The Bank reduced its interest-bearing funds which decreased interest expense by $105,000; however, this was offset by an increase in the average cost of funds which increased interest expense by approximately $141,000.

Interest expense on time deposits was $1.1 million for the quarter ended June 30, 1994, compared to $1.5 million for the quarter ended June 30, 1993. This decrease of $400,000 is due to a $47.6 million decrease in average time deposits to $115.6 million for the second quarter of 1994. This decrease in time deposits reduced interest expense by approximately $444,000.

The interest expense on NOW and money market deposits increased approximately $188,000 to $1.7 million for the second quarter of 1994. This increase is due to a $17.7 million increase in average deposits to $281.5 million, as compared to $263.8 million in the prior year. The additional deposits resulted in a $107,000 increase in interest expense. The average rate on these deposits also increased to 2.44% in the second quarter of 1994, as compared to 2.31% in 1993. This change in rate increased interest expense by approximately $81,000.

Average borrowings for the second quarter of 1994 were $37.8 million, or $23.3 million over the prior year. This increase in the average borrowings increased the expense by approximately $244,000. The average rate increased .99% from the second quarter of 1993 to 4.21% in 1994, resulting in an additional $36,000 in interest expense.

For the six months ended June 30, 1994 and 1993, net interest income before provision for loan losses was $24.9 and $23.8 million, respectively. This increase of $1.1 million is attributable to a combination of an increase in the average balance of the loan portfolio and the overall decline in the Bank's interest-bearing funds. This was offset by the impact of the decline in interest rates on the investment portfolio.

Loan interest and fee income for the six months ended June 30, 1994 was $24.1 million as compared to $22.0 million for the six months ended June 30, 1993. This $2.1 increase in interest income is due to the $43.9 million increase in average loans to $577.1 million in 1994, as compared to the prior year. The increase in loans resulted in an additional $1.8 million in income. The average loan rate for the six months ended June 30, 1994 was 8.40%, a 0.09% increase over the average rate in the first six months of 1993. This change in average rate increased interest income by approximately $234,000.

The interest on investment securities for the first six months of 1994 was $7.0 million as compared to $8.6 million in the prior year. This decrease of $1.6 million is primarily attributable to an average rate on investment securities of 5.80% for the six months ended June 30, 1994, compared to 7.20% in the same period of 1993. This decrease of 1.40% in average rates resulted in a decrease of $1.7 million in interest income.

The interest expense on NOW and money market deposits for six months ended June 30, 1994 was $3.3 million, a $300,000 increase over the $3.0 million for the first six months of 1993. The average balance for these deposits was $281.2 million for the six months ended June 30, 1994, compared to $257.5 million for the same period in 1993. This increase in deposits of $23.7 million resulted in an increase in interest expense of approximately $280,000.

Time deposit interest expense was $2.0 million for the six months ended June 30, 1994, and represents a $900,000 decrease from $2.9 million in the prior year. The decrease in interest expense is the result a $49.3 million reduction in average time deposits. The average balance for the first six months of 1994 was $110.9 million as compared to $160.2 million in the prior year.

The table below details the changes in interest income and interest expense by component, and the amount of change attributable to variations in interest rates and average balances:

                                             Quarter ended June 30, 1994              Six Months ended June 30, 1994
                                          over Quarter ended June 30, 1993          over Six Months ended June 30, 1993
                                         ------------------------------------       -----------------------------------

                                             Total                                      Total
                                          Increase             Change Due To:        Increase    Change Due To:
In thousands                             (Decrease)        Rate        Volume       (Decrease)       Rate        Volume
                                         ----------    --------      --------       ----------   ---------     --------
INTEREST INCOME:
Loans and bankers' acceptances           $   1,538     $    460      $  1,078       $   2,065    $     234     $  1,831
Investment securities                         (586)        (786)          200          (1,610)      (1,666)          56
Other interest income                           11            8             3             (33)          (6)         (27)
                                         ---------     --------      --------       ---------    ---------     --------
     Total                               $     963     $   (318)     $  1,281       $     422    $  (1,438)    $  1,860
                                         ---------     --------      --------       ---------    ---------     --------
INTEREST EXPENSE:
NOW and money market deposits                  188           81           107             290           10          280
Savings deposits                               (20)          (8)          (12)            (84)          (7)         (77)
Time deposits                                 (412)          32          (444)           (874)           9         (883)
Funds purchased and securities sold
    under agreements to repurchase             280           36           244             (24)         114         (138)
                                         ---------     --------      --------       ---------    ---------     --------
      Total                              $      36     $    141      $   (105)      $    (692)   $     126     $   (818)
                                         ---------     --------      --------       ---------    ---------     --------
Net interest income                      $     927     $   (459)     $  1,386       $   1,114    $  (1,564)    $  2,678
                                         =========     ========      ========       =========    =========     ========

Provision for Possible Loan Losses

The Bank maintains an allowance for loan losses at a level which management deems adequate to offset potential losses. Loans deemed to be uncollectible are charged to this allowance; subsequent recoveries, if any, are credited back to the allowance. Additions to the allowance are made on a regular basis through charges to operations and are reflected in the Bank's statement of earnings as a provision for possible loan losses. The balance of the allowance for possible loan losses reflects the amount which, in management's judgement, is adequate to provide for potential loan losses after weighing the mix of the loan portfolio, current economic conditions, past loan loss experience and other factors relevant to estimating loan losses. The adequacy of the allowance for possible loan losses is also evaluated relative to the level of non-performing loans (those for which principal or interest is past due more than 90 days and those on non-accrual status).

In evaluating the adequacy of the allowance for possible loan losses, management also reviews the balance of the allowance as a percentage of loans outstanding less loans considered secured. Such security generally is composed of cash and first trust deeds on real property. The existence of collateral does not, however, eliminate all credit risk as property acquired through foreclosure ("OREO") may not be saleable for an amount sufficient to offset the entire amount of the loan and costs associated with foreclosure. Although management believes that the allowance for possible loan losses is adequate, future provisions will be subject to continuing evaluation of risks inherent in the loan portfolio.

The provision for possible loan losses decreased by approximately $2.9 million from the same quarter in prior year and by $4.0 million from the same six months in the prior year and is reflective of current charge-off experiences as well as Management's intention to maintain reserves for possible loan losses at a level sufficient to provide for its loss expectations. The Bank's ratio of loan loss reserve to total loans was 2.28% and 2.24% as of June 30, 1994 and June 30, 1993, respectively.

Loan charge-offs (net of recoveries) for the three and six months ended June 30, 1994 totalled approximately $842,000 and $894,000, respectively. This compares to net charge-offs of $3.1 and $3.4 million for the three and six months ended June 30, 1993. This decrease in charge-offs is primarily attributable to the decline in charge-offs of real estate loans.

The ability of the Bank's borrowers to repay their loans is dependent, to a large extent, on the overall economic climate as well as real estate values in Southern California. As of December 31, 1993, the Bank had approximately $12.3 million in non-performing assets which consisted primarily of $5.7 million in other real estate owned, $5.5 million of non-accrual loans and $1.1 million in loans which were over ninety days delinquent with respect to principal or interest. As of June 30, 1994, the Bank had approximately $15.4 million in non-performing assets of which $5.1 million consisted of other real estate owned, $8.5 million of non-accrual loans, and $1.8 million in loans which were over ninety days delinquent with respect to principal or interest. Total non-performing assets to total assets as of December 31, 1993 and June 30, 1994 were approximately 1.29% and 1.55%, respectively.

Non-Interest Income

Non-interest income totalled $1.1 million for the quarter ended June 30, 1994 compared to $2.6 million for the quarter ended June 30, 1993. Of this decrease, approximately $1.0 million was attributable to a gain recognized in the sale of Treasury securities in the second quarter of 1993. Other non-interest income decreased approximately $500,000 for the quarter ended June 30, 1994, as compared to the quarter ended June 30, 1993, and was primarily attributable to the sale of the Bank's insurance subsidiary in 1993 and $275,000 in gains on the sale of real estate in 1993.

Non-interest income totalled $2.2 million for the six months ended June 30, 1994, compared to $5.2 million for the same period in the prior year. The decrease of $3.0 million was mainly the result of $1.8 million in gains recognized in 1993 on the sale of Treasury securities. The sale of the Bank's insurance subsidiary in 1993 reduced non-interest income by approximately $670,000 and $275,000 was recognized in 1993 for gains on the sale of real estate.


Non-Interest Expense

Non-interest expense totalled $10.7 million for the second quarter of 1994, as compared to $9.3 million for the second quarter of 1993. This increase of $1.4 million was the result of a $976,000 increase in data processing and other services paid on behalf of certain depository relationships and is directly attributable to an increase in average demand deposits. Personnel expenses increased by approximately $270,000 due to annual salary increases and additions to staff.

Non-interest expense totalled $20.9 million for the six months ended June 30, 1994, compared to $20.2 million for the six months ended June 30, 1993. This increase of $700,000 is primarily attributable to data processing and other services paid on behalf of certain depository relationships which increased $1.1 million in 1994, compared to 1993. This was offset by the 1993 write-off of $430,000 for goodwill relating to the Bank's insurance division.


Income Taxes

The Bank's effective tax rate for the three and six months ended June 30, 1994 was approximately 28.0% and 29.1%, compared to 25.4% and 24.3% for the three and six months ended June 30, 1993, respectively. The Bank's effective tax rate is less than the statutory rate due to the utilization of income tax credits generated by its low income housing project. The utilization of these credits, however, is subject to certain alternative minimum tax limitations. For the three and six month periods ended June 30, 1994, the Bank was not in an alternative minimum tax position and, as such, was allowed to utilize the full amount of the tax credits.


Capital Resources

As of June 30, 1994, the Bank's shareholders' equity totalled $66.7 million, an increase of approximately $5.7 million from June 30, 1993. This increase in equity was caused by the $288,000 payoff on a loan made for the benefit of the Employee Stock Ownership Trust

(ESOT), net income of $6.9 million for the twelve months ended June 30, 1994, a $226,000 after-tax unrealized gain on investment securities classified as available for sale, and $384,000 in additional capital as a result of the exercise of stock options, offset by the declaration of cash dividends totalling $2.1 million during the past twelve months. As of June 30, 1994, the Bank's risk based capital ratio and tier one capital ratio were 11.2% and 9.9%, respectively. Both ratios exceed the regulatory requirements of 8.0% and 4.0%, respectively. As of June 30, 1993, the Bank's risk based capital and tier one capital ratios were 10.7% and 9.4%, respectively. Additionally, the Bank has entered into a Memorandum of Understanding (MOU) with the Federal Deposit Insurance Corporation. The primary actions the Bank is taking under the informal memorandum are to maintain a Tier 1 leverage capital ratio of at least 6.5 percent and to seek regulatory approval before paying quarterly cash dividends. The Bank has received approval to pay dividends for the past five quarters. The Bank's Tier 1 leverage capital ratio as of June 30, 1994 and June 30, 1993 was 7.0% and 6.9%, respectively.


Investments and Liquidity

Beginning January 1, 1994, Metrobank was required to abide by the requirements of Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities." This statement requires that institutions classify investment securities as either held to maturity, available for sale, or trading. Investments classified as held to maturity will be carried at amortized cost. Investments classified as available for sale must be marked to market with unrealized gains or losses, net of the taxes, included in equity. Trading securities must also be marked to market, however, unrealized gains or losses must be reflected in current earnings.

During the second quarter of 1993, prior to the adoption of SFAS No. 115, Metrobank had classified its investment securities as either held to maturity or held for sale. The Bank does not anticipate holding any securities in a trading account. As of June 30, 1994, the Bank had approximately $238 million in investment securities, consisting of $200 million in Treasury securities, $35 million in mortgage-backed securities and $3 million in FHLB stock. $76 million of the Treasury securities and the FHLB stock have been classified as available for sale, while the remainder of the Treasury securities, as well as the mortgage-backed securities have been classified as held to maturity. As of June 30, 1994, the Bank had a $385,000 pre-tax unrealized gain in the available for sale portion of the Treasury securities portfolio, and a $3.4 million pre-tax unrealized loss in the held to maturity portion of the portfolio.

The liquidity levels of the Bank are managed by its Asset/Liability Management Committee. This committee is charged with the responsibility of ensuring that reserve balances are maintained and to ensure that the Bank obtains funds necessary to meet existing deposit outflow requirements, as well as asset growth. The Bank's primary source of funds is derived from principal and interest payments on loans, principal and interest payments on its investment portfolio, generation of non-interest bearing and interest bearing deposits, and, to a lesser extent, borrowings, effected primarily through short-term repurchase agreements and the use of the Bank's federal fund borrowing arrangements.

Inasmuch as a significant portion of the Bank's deposit base is concentrated in demand deposits, which are more volatile than time interest-bearing deposits, the Asset/Liability Committee operates a money desk as a means of supplementing funding activities. Additionally, the Bank has established unsecured credit facilities of approximately $75 million, or 8.24% of total deposits, and secured credit facilities of $129 million, or 14.18% of total deposits. The combination of these facilities provides the Bank with a secondary source of liquidity of approximately $204 million, or 22.42% of total deposits.

Additionally, as part of the MOU, the Bank is required to maintain a volatile liability dependency ratio not to exceed 15%. This ratio measures the relationship of volatile deposits, primarily brokered deposits, money desk deposits, time certificates of deposit in excess of $100,000 and borrowings, in relation to adjusted net earning assets. One factor which improves this ratio is the relationship of investment securities which mature within one year of the reporting date which has caused the Bank to deposit in its portfolio in shorter term securities. Another factor which reduces this ratio is the Bank's securities classified as available for sale. As of June 30, 1994, Metrobank's volatile liability dependency ratio was 5.42%.

                                   SIGNATURES


Pursuant to the requirements of Section 13 of the Securities and Exchange Act of 1934, the Bank has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated:    July 27, 1994
                                                       Metrobank
                                               --------------------------------
                                               (Bank)



                                          By:  /s/  David P. Malone
                                               --------------------------------
                                               David P. Malone
                                               Executive Vice President
                                               Chief Financial Officer


Pursuant to the requirements of the Securities Exchange Act of 1934, this Report has been signed below by the following persons on behalf of the Bank in the capacities indicated on the date set forth above.


    Signature



  /s/ Christopher T. Ishikawa
- -------------------------------
Christopher T. Ishikawa
First Vice President/Controller
(Principal Accounting Officer)

- --------------------------------------------------------------------------------


                    FEDERAL DEPOSIT INSURANCE CORPORATION
                               WASHINGTON, D.C.

                                   FORM F-4

       QUARTERLY REPORT UNDER SECTION 13 OF THE SECURITIES EXCHANGE ACT
               OF 1934 FOR THE QUARTER ENDED SEPTEMBER 30, 1994


                                  METROBANK
               (EXACT NAME OF BANK AS SPECIFIED IN ITS CHARTER)


                                  95-3271474
                      (IRS EMPLOYER IDENTIFICATION NO.)


              10900 WILSHIRE BOULEVARD, LOS ANGELES, CALIFORNIA
                   (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)


                                    90024
                                  (ZIP CODE)


                                (310) 824-5700
                (BANK'S TELEPHONE NUMBER INCLUDING AREA CODE)


INDICATE BY CHECK-MARK WHETHER THE BANK (1) HAS FILED ALL REPORTS REQUIRED TO BE FILED BY SECTION 13 OF THE SECURITIES EXCHANGE ACT OF 1934 DURING THE PRECEDING TWELVE MONTHS (OR FOR SUCH SHORTER PERIODS THAT THE BANK WAS REQUIRED TO FILE SUCH REPORTS), AND (2) HAS BEEN SUBJECT TO SUCH FILING REQUIREMENTS FOR THE PAST NINETY DAYS.

                            YES  XX         NO
                                ----           ----

THE NUMBER OF SHARES OF COMMON STOCK OUTSTANDING AS OF SEPTEMBER 30, 1994:
4,800,597


- --------------------------------------------------------------------------------

                               TABLE OF CONTENTS



PART I   FINANCIAL INFORMATION

         ITEM 1.    CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                    CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION SEPTEMBER 30, 1994, DECEMBER 31, 1993 AND SEPTEMBER 30, 1993

                    CONSOLIDATED STATEMENTS OF EARNINGS
                    THREE MONTHS AND NINE MONTHS ENDED SEPTEMBER 30, 1994 AND SEPTEMBER 30, 1993

                    CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY SIX MONTHS ENDED SEPTEMBER 30, 1994 AND SEPTEMBER 30, 1993

                    CONSOLIDATED STATEMENTS OF CASH FLOWS
                    THREE MONTHS ENDED SEPTEMBER 30, 1994 AND SEPTEMBER 30,
                    1993
                    NINE MONTHS ENDED SEPTEMBER 30, 1994 AND SEPTEMBER 30,
                    1993

                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


         ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

METROBANK
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

($ in thousands, except                                 SEPTEMBER 30,                        SEPTEMBER 30,
per share amounts)                                          1994           DECEMBER 31,          1993
                                                         (UNAUDITED)          1993            (UNAUDITED)
ASSETS
- ----------------------------------------------------------------------------------------------------------
Cash and cash equivalents                                $  107,109         $ 56,148           $ 84,905
Federal funds sold                                           70,000           70,000             25,000
Investment securities                                       230,707          236,715            240,768
Loans, net of reserve                                       583,992          553,125            543,913
Investment in real estate                                    16,373           16,823             18,621
Accrued interest receivable                                   6,653            5,431              6,219
Other real estate owned, net                                  6,696            5,745              8,456
Premises and equipment,  net                                  2,556            2,855              2,737
Other assets                                                  9,739            9,016             12,882
- -------------------------------------------------------------------------------------------------------
Total Assets                                             $1,033,825         $955,858           $943,501
=======================================================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY
- -------------------------------------------------------------------------------------------------------
DEPOSITS:
 Time certificates                                       $  139,086         $110,485           $115,115
 Other deposits                                             798,570          774,901            750,641
- -------------------------------------------------------------------------------------------------------
Total deposits                                              937,656          885,386            865,756
Securities sold under agreement to repurchase
  and federal funds purchased                                20,675            1,100              3,500
Accrued interest payable                                        516              372                445
Other liabilities                                             7,058            5,248             11,310
- -------------------------------------------------------------------------------------------------------
  Total liabilities                                         965,905          892,106            881,011

SHAREHOLDERS' EQUITY:
  Common stock                                               34,770           34,333             34,333
  Guarantee of ESOP loan                                         --             (288)              (288)
  Unrealized gain on securities available for sale               62               --
  Retained earnings                                          33,088           29,707             28,445
- -------------------------------------------------------------------------------------------------------
    Total shareholders' equity                               67,920           63,752             62,490
- -------------------------------------------------------------------------------------------------------
Total Liabilities and Shareholders' Equity               $1,033,825         $955,858           $943,501
=======================================================================================================

Book value per share                                         $14.15           $13.40             $13.14

Standby letters of credit                                    $6,213           $3,444             $4,911

Ratio of average noninterest-bearing deposits
  to average total deposits                                   50.2%            46.4%              47.9%

Ratio of average gross loans to average
  total deposits                                              69.7%            68.1%              67.2%

Ratio of loan loss reserve to gross loans                     2.15%            2.31%              2.28%

Tier 1 leverage ratio                                          7.1%             6.9%               7.0%

Tier 1 capital ratio                                          10.1%            10.0%              10.1%

Risk based capital ratio                                      11.3%            11.2%              11.4%
=======================================================================================================

The accompanying notes are an integral part of these consolidated statements.

METROBANK
CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)

- ----------------------------------------------------------------------------------------------------------------------------------
                                                                     Quarter Ended                         Nine Months Ended
                                                                     September 30,                           September 30,
($ in thousands, except                                        1994                 1993                1994               1993
per share amounts)
- ----------------------------------------------------------------------------------------------------------------------------------
Interest income:
  Loans                                                        $13,542             $11,287             $37,593             $33,273
  U.S. Treasury securities                                       2,812               2,919               8,404               9,303
  Other securities                                                 699                 995               2,085               3,200
  Other interest income                                            123                  62                 179                 151
- ----------------------------------------------------------------------------------------------------------------------------------
                                                                17,176              15,263              48,261              45,927
Interest expense:
  Time certificates of deposit                                   1,425               1,131               3,414               3,993
  Other deposits                                                 1,924               1,722               5,367               4,958
  Securities sold under agreement to repurchase
    and federal funds purchased                                    306                 148               1,005                 872
- ----------------------------------------------------------------------------------------------------------------------------------
                                                                 3,655               3,001               9,786               9,823
- ----------------------------------------------------------------------------------------------------------------------------------
    Net interest income                                         13,521              12,262              38,475              36,104

Provision for possible loan losses                               1,600               2,360               3,015               7,795
- ----------------------------------------------------------------------------------------------------------------------------------
    Net interest income after provision for possible
      loan losses                                               11,921               9,902              35,460              28,309

Noninterest income:
  Service charges on deposit accounts                              254                 339                 851               1,047
  Gain on sales of securities                                        0               1,148                   0               2,981
  Other noninterest income                                         917               1,602               2,555               4,255
- ----------------------------------------------------------------------------------------------------------------------------------
                                                                 1,171               3,089               3,406               8,283
Noninterest expense:
  Personnel expense                                              4,086               3,843              12,186              11,942
  Occupancy, furniture and equipment expense                     1,151               1,391               3,653               3,915
  Other noninterest expense                                      5,034               5,728              15,297              15,282
- ----------------------------------------------------------------------------------------------------------------------------------
                                                                10,271              10,962              31,136              31,139
- ----------------------------------------------------------------------------------------------------------------------------------
    Earnings before income taxes                                 2,821               2,029               7,730               5,453

Provision for income taxes                                       1,166                 839               3,195               2,253
Income tax credit                                                 (396)               (260)               (996)               (840)
- ----------------------------------------------------------------------------------------------------------------------------------
    Net earnings                                               $ 2,051             $ 1,450             $ 5,531             $ 4,040
==================================================================================================================================
    Earnings per share                                         $  0.41             $  0.30             $  1.10             $  0.85
    Dividends declared per share                               $  0.15             $  0.15             $  0.45             $  0.45
==================================================================================================================================
Weighted average shares outstanding                          4,798,026           4,756,672           4,778,992           4,755,546
==================================================================================================================================

Net return on average shareholders' equity                       12.1%                9.3%               11.2%                8.9%
Net return on average assets                                      0.9%                0.6%                0.8%                0.6%
==================================================================================================================================

The accompanying notes are an integral part of these consolidated statements

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY

- ---------------------------------------------------------------------------------------------------------------------------------
                                                                      Nine months ended September 30, 1994
                                                                             (dollars in thousands)

                                                  Common Stock
                                           -------------------------      Guarantee of     Unrealized        Retained
                                             Shares          Amount         ESOP Loan   gain (net of tax)    Earnings      Total
- ---------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1993                 4,756,672        $34,333          $(288)            $--           $29,707      $63,752

  Exercise of stock options                   43,925            437             --              --                --          437
  $0.30 per share cash dividend                   --             --             --              --            (2,150)      (2,150)
  Reduction in indebtedness for ESOP              --             --            288              --                --          288
  Unrealized gain on securities                   --             --             --              62                --           62
  Net earnings                                    --             --             --              --             5,531        5,531
- ---------------------------------------------------------------------------------------------------------------------------------
Balance, September 30, 1994                4,800,597        $34,770          $   0             $62           $33,088      $67,920
=================================================================================================================================


- ----------------------------------------------------------------------------------------------------------------------------------
                                                                      Nine months ended September 30, 1993
                                                                              (dollars in thousands)

                                                  Common Stock
                                           -------------------------      Guarantee of     Unrealized        Retained
                                             Shares          Amount         ESOP Loan   gain (net of tax)    Earnings       Total
- ----------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1992                 4,754,172        $34,310          $(863)            $--           $25,832       $59,279

  Exercise of stock options                    2,500             23             --              --                --            23
  $0.15 per share cash dividend                   --             --             --              --            (1,427)       (1,427)
  Reduction in indebtedness for ESOP              --             --            575              --                --           575
  Net earnings                                    --             --             --              --             4,040         4,040
- ----------------------------------------------------------------------------------------------------------------------------------
Balance, September 30, 1993                4,756,672        $34,333          $(288)            $ 0           $28,445       $62,490
==================================================================================================================================

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

- -----------------------------------------------------------------------------------------------------------
                                                                                   Quarter ended Sept. 30,
                                                                                    1994            1993
                                                                                        (in thousands)
- -----------------------------------------------------------------------------------------------------------
CASH FLOW FROM OPERATING ACTIVITIES:
  Net Income                                                                     $   2,051        $   1,450
- -----------------------------------------------------------------------------------------------------------

Adjustments to reconcile net income to net
    cash provided by (used in)  operating activities:
  Net amortization of investment securities                                            678              384
  Depreciation and amortization                                                        199              243
  Provision for possible loan losses                                                 1,600            2,360
  Provision for real estate investment losses                                           --               --
  Provision for other real estate owned and insubstance foreclosures                   (55)           1,003
  (Gain) on sale of other real estate owned and insubstance foreclosures                13              (13)
  (Gain) on sale of securities                                                          --           (1,148)
  (Gain) on sale of Josi & Dold                                                         --             (233)
  (Gain) on sale of equipment                                                           --               (9)
  Goodwill amortization                                                                 --               --
  Decrease (increase) in deferred taxes                                                100             (234)
  Decrease (increase) in accrued interest receivable                                (1,065)            (848)
  Decrease (increase) in other assets                                                   85           (3,544)
  Increase (decrease) in accrued interest payable                                      137             (170)
  Increase (decrease) in other liabilities                                             813            1,769
- -----------------------------------------------------------------------------------------------------------
    Total adjustments                                                                2,505             (440)
- -----------------------------------------------------------------------------------------------------------
    Net cash provided by (used in) operating activities                              4,556            1,010
- -----------------------------------------------------------------------------------------------------------

CASH FLOW FROM INVESTING ACTIVITIES:
  Purchase of investment securities                                                 (5,377)         (39,673)
  Proceeds from sales of investment securities                                           0           16,226
  Proceed from principal and maturities of investment securities                    12,160           15,905
  Loan fundings, net of principal collected                                         (4,574)         (13,747)
  Proceeds from sale of Josi & Dold                                                     --              250
  Proceeds from sale of equipment                                                       --                9
  Sale of other real estate owned                                                      447               --
  Purchase of premises and equipment                                                   (60)            (117)
  Decrease (increase) in real estate investments                                       165              146
  Decrease (increase) in banker's acceptances                                          119           (1,567)
- -----------------------------------------------------------------------------------------------------------
    Net cash provided by (used in) investing activities                              2,880          (22,568)
- -----------------------------------------------------------------------------------------------------------

CASH FLOW FROM FINANCING ACTIVITIES:
  Net increase (decrease) in demand deposits, NOW, and savings                      17,128           14,084
  Net increase (decrease) in certificates of deposit                                10,735          (27,189)
  Increase (decrease) in repurchase agreements and federal funds purchased           6,845            2,500
  Dividends paid                                                                      (719)            (714)
  Stock options exercised                                                               53               --
- -----------------------------------------------------------------------------------------------------------
    Net cash provided by (used in) financing activities                             34,042          (11,319)
- -----------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents                                41,478          (32,877)
- -----------------------------------------------------------------------------------------------------------

CASH AND CASH EQUIVALENTS, BEGINNING OF THIRD QUARTER                              135,631          142,782
- -----------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS, END OF THIRD QUARTER                                  $ 177,109        $ 109,905
- -----------------------------------------------------------------------------------------------------------

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
- -----------------------------------------------------------------------------------------------------------
  Cash paid during the first three months for:
    Interest                                                                     $   3,518        $   3,171
    Income taxes                                                                       670            1,015
- -----------------------------------------------------------------------------------------------------------

SUPPLEMENTAL DISCLOSURE OF NONCASH AND FINANCING ACTIVITIES:
- -----------------------------------------------------------------------------------------------------------
  Guarantee of ESOP loan                                                         $      --        $      --
  Foreclosed real estate loans                                                       1,956               --

===========================================================================================================

The accompanying notes are an integral part of these statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

- ------------------------------------------------------------------------------------------------------------
                                                                                 Nine months ended Sept. 30,
                                                                                    1994             1993
                                                                                        (in thousands)
- ------------------------------------------------------------------------------------------------------------
CASH FLOW FROM OPERATING ACTIVITIES:
  Net Income                                                                     $   5,531        $   4,040
- -----------------------------------------------------------------------------------------------------------

Adjustments to reconcile net income to net
    cash provided by (used in)  operating activities:
  Net amortization of investment securities                                          2,076              911
  Depreciation and amortization                                                        652              724
  Provision for possible loan losses                                                 3,015            7,795
  Provision for real estate investment losses                                           --              197
  Provision for other real estate owned and insubstance foreclosures                   545            1,625
  (Gain) on other real estate owned and insubstance foreclosure                         13             (288)
  Gain on sale of securities                                                            --           (2,981)
  (Gain) on sale of Josi & Dold                                                         --             (233)
  (Gain) on sale of equipment                                                           --               (9)
  Goodwill amortization                                                                 --              429
  Decrease (increase) in deferred taxes                                               (333)            (867)
  Decrease (increase) in accrued interest receivable                                (1,223)            (241)
  Decrease (increase) in other assets                                                 (427)             627
  Increase (decrease) in accrued interest payable                                      145               --
  Increase (decrease) in other liabilities                                           2,097            1,069
- -----------------------------------------------------------------------------------------------------------
    Total adjustments                                                                6,560            8,758
- -----------------------------------------------------------------------------------------------------------
    Net cash provided by (used in) operating activities                             12,091           12,798
- -----------------------------------------------------------------------------------------------------------

CASH FLOW FROM INVESTING ACTIVITIES:
  Purchase of investment securities                                                (35,901)        (112,387)
  Proceeds from sales of investment securities                                          --           83,459
  Proceeds from principal payments and maturities of investment securities          39,939           39,023
  Loan fundings, net of principal collected                                        (34,915)         (29,795)
  Proceed from sale of Josi & Dold                                                      --              250
  Proceed from sale of equipment                                                        --                9
  Proceed from sale of other real estate owned                                         447               --
  Purchase of premises and equipment                                                  (354)            (341)
  Decrease (increase) in real estate investments                                       450              545
  Decrease (increase) in banker's acceptances                                         (928)          (2,399)
- -----------------------------------------------------------------------------------------------------------
    Net cash provided by (used in) investing activities                            (31,262)         (21,636)
- -----------------------------------------------------------------------------------------------------------

CASH FLOW FROM FINANCING ACTIVITIES:
  Net increase (decrease) in demand deposits, NOW, and savings                      23,669           68,548
  Net increase (decrease) in certificates of deposit                                28,600           (4,655)
  Increase (decrease) in repurchase agreements and federal funds purchased          19,575          (29,195)
  Dividends paid                                                                    (2,149)          (2,140)
  Stock options exercised                                                              437               21
- -----------------------------------------------------------------------------------------------------------
    Net cash provided by (used in) financing activities                             70,132           32,579
- -----------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents                                50,961           23,741
- -----------------------------------------------------------------------------------------------------------

CASH AND CASH EQUIVALENTS, BEGINNING OF THE YEAR                                   126,148           86,164
- -----------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS, END OF THIRD QUARTER                                  $ 177,109        $ 109,905
- -----------------------------------------------------------------------------------------------------------

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
- -----------------------------------------------------------------------------------------------------------
  Cash paid during the first three months for:
    Interest                                                                     $   9,640        $   9,892
    Income taxes                                                                     2,535            2,470
- -----------------------------------------------------------------------------------------------------------

SUPPLEMENTAL DISCLOSURE OF NONCASH AND FINANCING ACTIVITIES:
- -----------------------------------------------------------------------------------------------------------
  Guarantee of ESOP loan                                                         $    (288)       $    (575)
  Foreclosed real estate loans                                                       1,956            2,632

===========================================================================================================

The accompanying notes are an integral part of these statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 1.   Basis of Presentation

          The accompanying consolidated statements of the financial condition of Metrobank at September 30, 1994 and 1993, and the consolidated statements of earnings, consolidated statements of changes in shareholders' equity and consolidated statements of cash flows for the periods presented, have been prepared by the Bank without an audit. In the opinion of Management, all adjustments necessary to present fairly the financial position, results of operations and statements of cash flows at September 30, 1994 and 1993 and for all periods presented have been made. Management has elected to omit substantially all of the disclosures required by generally accepted accounting principles, and, accordingly, these financial statements do not purport to present the Bank's financial position in accordance with generally accepted accounting principles.

          These financial statements should be read in conjunction with the consolidated financial statements contained in the Bank's Annual Report (Form F-2).


Note 2.   Investments

          Investment securities are stated at cost, with any discount or premium accreted or amortized to maturity using the effective interest method. Adjustments to the lower of cost or market value are made if Management does not intend to or is financially unable to hold the security to maturity, or if a decline in value indicates a possible impairment of the ability to recover principal. Realized gains and losses are determined on a specific identification basis.

          The Bank adopted the Statement of Financial Accounting Standards
          (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities" on January 1, 1994. SFAS No. 115 requires that an entity classify and account for its investments in equity securities that have readily determinable fair values and for all of its investments in debt securities as either trading, available for sale, or held to maturity, and report these investments at fair value or amortized cost as stipulated by SFAS No. 115. Investments in debt securities shall be classified as held to maturity and recorded at amortized cost only if the Bank has a positive intent and ability to hold those securities to maturity. Securities that are purchased and held principally for the purpose of selling them in the near term (thus held for only a short period of time) shall be classified as trading securities. Securities classified as trading shall be carried at fair value with any unrealized gains or losses, net of tax, reflected in current earnings. At this time, the Bank does not have a trading portfolio. Investments not classified as either held to maturity or trading shall be classified as available for sale securities. Securities classified as available for sale shall be carried at fair value with any unrealized gains or losses, net of tax, reflected as an addition or reduction of shareholders' equity.


Note 3.   Earnings Per Share

          Earnings per share is computed on the basis of the weighted average number of shares and common share equivalents outstanding for each period (4,798,026 and 4,756,672 for the three months ended September 30, 1994 and 1993, respectively, and 4,778,992 and 4,755,546 for the nine months ended September 30, 1994 and 1993, respectively).


Note 4.   Letters of Credit

          The Bank had outstanding letters of credit of $16.6 million as of September 30, 1994, $8.9 million as of December 31, 1993, and $10.5 million as of September 30, 1993.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS



Introduction

Management's discussion and analysis of financial condition and results of operations is designed to provide a better understanding of significant trends relating to the Bank's financial condition, results of operations, capital resources and liquidity. Management's discussion and analysis of its financial condition and results of operations should be read in conjunction with the consolidated financial statements and related notes to the financial statements of the Bank that appear elsewhere in this report.


Net Earnings

For the three and nine month periods ending September 30, 1994, the Bank reported net earnings of $2.1 million and $5.5 million, or $0.41 and $1.10 per share, respectively, compared to $1.5 million and $4.0 million, or $0.30 and $0.85 per share, respectively, for the same periods in the prior year.


Net Interest Income

The Bank's operating results depend primarily on the level of net interest income (the difference between the interest earned on loans and investments less interest expense on deposits and other borrowings). A primary factor affecting the level of net interest income is the Bank's interest rate margin between the yield earned on interest-earning assets and the rate paid on interest-bearing liabilities.

The Bank's net interest income before provision for possible loan losses was $13.5 million for the quarter ended September 30, 1994, as compared to $12.3 million for the quarter ended September 30, 1993. A majority of this increase in net interest income was caused by an increase in interest income.

Interest and fee income was $17.2 million for the third quarter of 1994 compared to $15.3 million for the third quarter of 1993. Total interest income increased by approximately $1.9 million for the quarter ended September 30, 1994, as compared to the quarter ended September 30, 1993. Average earning assets for the quarter ended September 30, 1994 was $828.8 million, as compared to $787.7 million in the prior year. This increase in earning assets resulted in an increase in interest income of approximately $1.0 million. Additionally, the average interest rate on earning assets increased 0.53% to 8.22% in the third quarter of 1994 as compared to the third quarter of 1993. This increase resulted in an additional $900,000 in interest income.

Total interest expense was $3.7 million for the quarter ended September 30, 1994, compared to $3.0 million in the prior year. The Bank's average cost of funds increase 0.49% to 3.21%.

This increase resulted in an additional expense of $500,000. The Bank also increased its level interest-bearing funds by $13.7 million which increased interest expense by $154,000.

Total loan interest and fee income for the third quarter of 1994 was $13.6 million, compared to $11.3 million for the third quarter of 1993. This increase of approximately $2.3 million resulted from an increase in average loans of $52.9 million over the prior year, which increased interest income by approximately $1.2 million. The average rate on loans for the quarter ended September 30, 1994 was 9.02%, which is a 0.77% increase from 8.25% for the prior year. This increase resulted in an additional $1.1 million in interest income.

Interest on investment securities was $3.5 million for the third quarter of 1994, compared to $3.9 million in the prior year. The average investment securities yield was 6.27%, compared to 6.57% in 1993. This decrease of 0.30% in the yield on investment securities is primarily attributable to the reinvestment of investment proceeds into comparable securities in a lower rate environment, which resulted in a decrease of $177,000 in interest income. Additionally, a $14.3 million decrease in average investment securities to $222.1 million decreased interest income by approximately $226,000.

Interest expense on time deposits was $1.4 million for the quarter ended September 30, 1994, compared to $1.1 million for the quarter ended September 30, 1993. This increase of $300,000 is due to a 0.77% increase in the average time deposits' cost of funds to 4.34% for the third quarter of 1994. This increase resulted in an additional expense of approximately $242,000.

The interest expense on NOW and money market deposits increased to $1.9 million for the third quarter of 1994 from $1.7 million in the same period in 1993. This increase is due to a $3.1 million increase in average deposits to $285.1 million, as compared to $282.0 million in the prior year. The additional deposits resulted in a $20,000 increase in interest expense. The average rate on these deposits also increased to 2.60% in the third quarter of 1994, as compared to 2.33% in 1993. This change in the rate increased interest expense by approximately $195,000.

Average borrowings for the third quarter of 1994 were $25.9 million, or $7.7 million over the prior year. This increase in the average borrowings increased the expense by approximately $90,000. The average rate increased 1.44% from the third quarter of 1993 to 4.61% in 1994, resulting in an additional $68,000 in interest expense.

For the nine months ended September 30, 1994 and 1993, net interest income before provision for loan losses was $38.5 million and $36.1 million, respectively. This increase of $2.4 million is attributable to a combination of an increase in the average balance of the loan portfolio and the overall increase in the Bank's net interest margin.

Loan interest and fee income for the nine months ended September 30, 1994 was $37.6 million as compared to $33.3 million for the nine months ended September 30, 1993. This $4.3 million increase in interest income is due to the $46.9 million increase in average loans to $583.4 million in 1994, as compared to the prior year. The increase in loans resulted in an additional $3.0 million in income. The average loan rate for the nine months ended September 30, 1994 was 8.62%, which is a 0.32% increase over the average rate in the first nine months of 1993. This change in the average rate increased interest income by approximately $1.3 million.

The interest on investment securities for the first nine months of 1994 was $10.5 million as compared to $12.5 million in the prior year. This decrease of $2.0 million is primarily attributable to an average rate on investment securities of 5.86% for the nine months ended September 30, 1994, compared to 6.99% in the same period of 1993. This decrease of 1.13% in average rates resulted in a decrease of $2.0 million in interest income.

The interest expense on NOW and money market deposits for nine months ended September 30, 1994 was $5.2 million, which is a $500,000 increase over the $4.7 million for the first nine months of 1993. The average balance for these deposits was $282.5 million for the nine months ended September 30, 1994, compared to $265.8 million for the same period in 1993. This increase in deposits of $16.7 million resulted in an increase in interest expense of approximately $309,000.

Time deposit interest expense was $3.4 million for the nine months ended September 30, 1994, and represents a $600,000 decrease from $4.0 million in the prior year. The decrease in interest expense is the result of a $31.0 million reduction in average time deposits. The average balance for the first nine months of 1994 was $117.5 million as compared to $148.5 million in the prior year.

The table below details the changes in interest income and interest expense by component, and the amount of change attributable to variations in interest rates and average balances:

                                                  Quarter ended September 30, 1994            Nine Months ended September 30, 1994
                                                over Quarter ended September 30, 1993      over Nine Months ended September 30, 1993
                                               ---------------------------------------     ----------------------------------------

                                                   Total                                        Total
                                                Increase                Change Due To:       Increase                Change Due To:
In thousands                                   (Decrease)          Rate         Volume      (Decrease)          Rate         Volume
                                               ----------       -------        -------      ----------       -------        -------
INTEREST INCOME:
Loans and bankers' acceptances                    $2,255         $1,054         $1,201         $4,320        $ 1,295         $3,025
Investment securities                               (403)          (177)          (226)        (2,014)        (2,010)            (4)
Other interest income                                 61             32             29             28             34             (6)
                                                  ------         ------         ------         ------        -------         ------
     Total                                        $1,913         $  909         $1,004         $2,334        $  (681)        $3,015
                                                  ------         ------         ------         ------        -------         ------

INTEREST EXPENSE:
NOW and money market deposits                        215            195             20            507            198            309
Savings deposits                                     (13)            (4)            (9)           (98)           (37)           (61)
Time deposits                                        294            242             52           (579)           323           (902)
Funds purchased and securities sold
    under agreements to repurchase                   158             67             91            133            203            (70)
                                                  ------         ------         ------         ------        -------         ------
      Total                                       $  654         $  500         $  154         $  (37)       $   687         $ (724)
                                                  ------         ------         ------         ------        -------         ------
Net interest income                               $1,259         $  409         $  850         $2,371        $(1,368)        $3,739
                                                  ======         ======         ======         ======        =======         ======

Provision for Possible Loan Losses

The Bank maintains an allowance for loan losses at a level which management deems adequate to offset potential losses. Loans deemed to be uncollectible are charged to this allowance; subsequent recoveries, if any, are credited back to the allowance. Additions to the allowance are made on a regular basis through charges to operations and are reflected in the Bank's statement of earnings as a provision for possible loan losses. The balance of the allowance for possible loan losses reflects the amount which, in management's judgement, is adequate to provide for potential loan losses after weighing the mix of the loan portfolio, current economic conditions, past loan loss experience and other factors relevant to estimating loan losses. The adequacy of the allowance for possible loan losses is also evaluated relative to the level of non-performing loans (those for which principal or interest is past due more than 90 days and those on nonaccrual status).

In evaluating the adequacy of the allowance for possible loan losses, management also reviews the balance of the allowance as a percentage of loans outstanding less loans considered secured. Such security generally is composed of cash and first trust deeds on real property. The existence of collateral does not, however, eliminate all credit risk as property acquired through foreclosure ("OREO") may not be saleable for an amount sufficient to offset the entire loan amount and costs associated with foreclosure. Although management believes that the allowance for possible loan losses is adequate, future provisions will be subject to continuing evaluation of risks inherent in the loan portfolio.

The provision for possible loan losses of $1.6 million was $800,000 less than the provision in the same quarter in prior year and a decrease of approximately $4.8 million from the same nine months in the prior year. Management's intention is to maintain reserves for possible loan losses at a level sufficient to provide for its loss expectations. The Bank's ratio of loan loss reserve to total loans was 2.15% and 2.28% as of September 30, 1994 and September 30, 1993, respectively.

Loan charge-offs (net of recoveries) for the three and nine months ended September 30, 1994 totalled approximately $2.4 and $3.3 million, respectively. This compares to net charge-offs of $1.8 million and $5.2 million for the three and nine months ended September 30, 1993. This increase in charge-offs during the third quarter is primarily attributable to the charge-off of a real estate credit.

The ability of the Bank's borrowers to repay their loans is dependent, to a large extent, on the overall economic climate as well as real estate values in Southern California. As of December 31, 1993, the Bank had approximately $12.3 million in non-performing assets which consisted primarily of $5.7 million in other real estate owned and insubstance foreclosures, $5.5 million of non-accrual loans and $1.1 million in loans which were over ninety days delinquent with respect to principal or interest. As of September 30, 1994, the Bank had approximately $15.9 million in non-performing assets of which consisted of $6.7 million in other real estate owned and insubstance foreclosures, $8.1 million of non-accrual loans and $1.1 million in loans which were over ninety days delinquent with respect to either principal or interest. Total non-performing assets expressed as a percentage of total assets as of December 31, 1993 and September 30, 1994 was approximately 1.3% and 1.5%, respectively.

Non-Interest Income

Non-interest income totalled $1.2 million for the quarter ended September 30, 1994 as compared to $3.1 million for the quarter ended September 30, 1993. This decrease of $1.9 million was due to $1.1 million of gains realized on the sale of $15 million of Treasury securities in the third quarter of 1993, $600,000 of income related to the operation of an insurance subsidiary in the third quarter of 1993, which was subsequently sold, and approximately a $200,000 decrease in rental income associated with Metrocorp operations compared to the same quarter in 1993.

Non-interest income totalled $3.4 million for the nine months ended September 30, 1994 as compared to $8.3 million for the same period last year. This decrease of $4.9 million was mainly the result of $3.0 million in gains recognized in 1993 on the sale of Treasury securities and $275,000 in gains on the sale of real estate property in 1993. In addition, the Bank disposed of its insurance subsidiary in 1993 which generated approximately $1.2 million for the nine months ended September 30, 1993. All other non-interest income decreased by approximately $500,000 from the prior year.

Non-Interest Expense

Non-interest expense totalled $10.3 million for the third quarter of 1994 as compared to $11.0 million for the third quarter of 1993. This decrease of $700,000 was primarily the result of approximately $1.0 million of reserves associated with real estate booked in the third quarter of 1993. This decrease was offset by approximately a $250,000 increase in personnel expense in the third quarter of 1994.

Non-interest expense totalled $31.1 million for the nine months ended September 30, 1994 and 1993. Though the total for both periods remained unchanged, there were some fluctuations in the composition of other non-interest expense. Personnel expense increased by $200,000 over the prior period, occupancy, furniture and equipment expense decreased by $300,000 and data processing expense increased by $1.7 million. Additionally, there was a reduction in real estate valuation reserves of $1.3 million and a decrease in other administrative expenses of approximately $300,000.

Income Taxes

The Bank's effective tax rate for the three and nine months ended September 30, 1994 was approximately 27.3% and 28.4%, compared to 28.5% and 25.9% for the three and nine months ended September 30, 1993, respectively. The Bank's effective tax rate is less than the statutory rate as a result of the utilization of income tax credits generated by its low income housing project. The utilization of these credits, however, is subject to certain alternative minimum tax limitations. For the three and nine month periods ended September 30, 1994, the Bank was not in an alternative minimum tax position, and, as such, was allowed to utilize the full amount of the tax credits.

Capital Resources

As of September 30, 1994, the Bank's shareholders' equity totalled $67.9 million, an increase of approximately $5.4 million from September 30, 1993. This increase in equity was caused by a $288,000 reduction of a loan made for the benefit of the Employee Stock Ownership Trust (ESOT), net income of $7.5 million for the twelve months ended September 30, 1994, $437,000 in additional capital as a result of the exercise of stock options and $62,000 in unrealized gains, net of taxes, on securities classified as available for sale. This was offset by the declaration of cash dividends totalling $2.9 million during the past twelve months. As of September 30, 1994, the Bank's risk based capital ratio and tier one capital ratio were 11.3% and 10.1%, respectively. Both ratios exceed the regulatory requirements of 8.0% and 4.0%, respectively. As of September 30, 1993, the Bank's risk based capital and tier one capital ratios were 11.4% and 10.1%, respectively. Additionally, on July 6, 1993 the Bank entered into a Memorandum of Understanding (MOU) with the Federal Deposit Insurance Corporation
(FDIC). The FDIC mandated that the Bank must maintain a tier 1 leverage capital ratio of at least 6.5 percent and to seek regulatory approval prior to paying cash dividends. The Bank has received approval to pay cash dividends for the past six quarters and has been in compliance with the MOU requirements. The Bank's tier 1 leverage capital ratio as of September 30, 1994 and September 30, 1993 was 7.1% and 7.0%, respectively.


Investments and Liquidity

Beginning January 1, 1994, Metrobank was required to implement Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities." This statement requires that institutions classify investment securities as either held to maturity, available for sale, or trading. Investments classified as held to maturity will be carried at amortized cost. Investments classified as available for sale must be marked to market with unrealized gains or losses, net of the taxes, included in equity. Trading securities must also be marked to market, however, unrealized gains or losses must be reflected in current earnings.

During the second quarter of 1993, prior to the adoption of SFAS No. 115, Metrobank had classified its investment securities as either held to maturity or held for sale. The Bank does not anticipate holding any securities in a trading account. As of September 30, 1994, the Bank had approximately $231 million in investment securities, consisting of $190 million in Treasury securities, $38 million in mortgage-backed securities and $3 million in FHLB stock. $71 million of the Treasury securities and the FHLB stock have been classified as available for sale, while the remainder of the Treasury securities, as well as the mortgage-backed securities have been classified as held to maturity. As of September 30, 1994, the Bank had a $106,000 pre-tax unrealized gain in the available for sale portion of the Treasury securities portfolio, and a $4.3 million pre-tax unrealized loss in the held to maturity portion of the portfolio.

The liquidity levels of the Bank are managed by its Asset/Liability Management Committee. This committee is charged with the responsibility of ensuring that reserve balances are maintained and to ensure that the Bank obtains funds necessary to meet existing deposit outflow requirements, as well as asset growth. The Bank's primary source of funds is derived from principal and interest payments on loans, principal and interest payments on its investment portfolio, generation of non-interest bearing and interest bearing deposits, and, to a lesser extent, borrowings, effected primarily through short-term repurchase agreements and the use of the Bank's federal fund borrowing arrangements.

Inasmuch as a significant portion of the Bank's deposit base in concentrated in demand deposits, which are more volatile than time interest-bearing deposits, the Asset/Liability Committee operates a money desk as a means of supplementing funding activities. Additionally, the Bank has established unsecured credit facilities of approximately $65.0 million, or 6.93% of total deposits, and secured credit facilities of $115.9 million, or 12.36% of total deposits. The combination of these facilities provides the Bank with a secondary source of liquidity of approximately $180.9 million, or 19.29% of total deposits.

Additionally, as part of the MOU, the Bank is required to maintain a volatile liability dependency ratio not to exceed 15%. This ratio measures the relationship of volatile deposits, primarily brokered deposits, money desk deposits, time certificates of deposit in excess of $100,000 and borrowings, in relation to adjusted net earning assets. One factor which improves this ratio is the relationship of investment securities which mature within one year of the reporting date which has caused the Bank to deposit in its portfolio in shorter term securities. Another factor which reduces this ratio is the Bank's securities classified as available for sale. As of September 30, 1994, Metrobank's volatile liability dependency ratio was 2.91%.


Definitive Agreement to Acquire National Bank of Long Beach

On September 1, 1994, Metrobank entered into a definitive agreement to purchase the National Bank of Long Beach from its Danish parent, Topdanmark Bank A/S. According to the terms of the agreement, Metrobank will purchase all outstanding common and preferred National Bank of Long Beach stock for cash at book value subject to certain valuation adjustments. Metrobank is in the process of conducting its due diligence which is anticipated to be completed by October 28, 1994. The transaction, subject to regulatory approval, is scheduled to close during the first quarter of 1995.

As of December 31, 1993, the National Bank of Long Beach had approximately $150 million in gross loans and $180 million in total deposits. Shareholders equity at year end totalled approximately $25 million. Additionally, Metrobank has agreed to acquire certain non-classified performing loans which are currently participated from the National Bank of Long Beach to its parent. These loans total approximately $20 - $25 million.

                                   SIGNATURES


Pursuant to the requirements of Section 13 of the Securities and Exchange Act of 1934, the Bank has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated:    October 19, 1994                      Metrobank
                                        ------------------------
                                        (Bank)



                                  By:    /s/  David P. Malone
                                        ------------------------
                                        David P. Malone
                                        Executive Vice President
                                        Chief Financial Officer


Pursuant to the requirements of the Securities Exchange Act of 1934, this Report has been signed below by the following persons on behalf of the Bank in the capacities indicated on the date set forth above.


         Signature




/s/ Christopher T. Ishikawa
- -------------------------------
Christopher T. Ishikawa
First Vice President/Controller
(Principal Accounting Officer)

                                   SIGNATURES


Pursuant to the requirements of Section 13 of the Securities and Exchange Act of 1934, the Bank has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated:    October 19, 1994                      Metrobank
                                        ------------------------
                                        (Bank)



                                  By:    /s/  David P. Malone
                                        ------------------------
                                        David P. Malone
                                        Executive Vice President
                                        Chief Financial Officer


Pursuant to the requirements of the Securities Exchange Act of 1934, this Report has been signed below by the following persons on behalf of the Bank in the capacities indicated on the date set forth above.


         Signature


/s/ Christopher T. Ishikawa
- -------------------------------
Christopher T. Ishikawa
First Vice President/Controller
(Principal Accounting Officer)